EXHIBIT 10.3

West Marine, Inc.
Policy Regarding Repayment or Forfeiture of Certain Compensation
(“Clawback Policy”)

I.  Policy Statement – Overview and Purpose
a.
The Board of Directors (“Board”) of West Marine, Inc. (the “Company”) believes it to be in the best interests of the Company and its stockholders to keep current with “best practices” in compensation matters and risk management. The Board, therefore, adopted this Policy Regarding Repayment or Forfeiture of Certain Compensation (this “Clawback Policy”) to increase incentives for each of its “Executive Officers” as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Covered Officers”) to take full account of risks to the Company and its stockholders in their decision-making, and to reduce such risks wherever practicable.

b.
The Board has delegated authority to its Compensation and Leadership Development Committee (“C&LDC”), comprised solely of “independent directors” (as defined by applicable listing standards of the NASDAQ Stock Market, applicable rules promulgated by the U.S. Securities and Exchange Commission and other applicable law), the authority and responsibility to administer this Policy.

II. Covered Event - Effect of Restatement of the Company’s Financial Statements:  For purposes of this Clawback Policy, a “Covered Event” means a material restatement of all or a portion of the Company’s financial statements occurs (other than a restatement due to a change in financial accounting rules).

III. Covered Compensation Subject to Recovery; Remedies
To the extent permitted by applicable law, the C&LDC and the Board may require reimbursement of any “Performance-based Compensation” (as defined below) paid to the Covered Officer, to the extent such payments and grants are compensation for services performed by the Covered Officer during the period in which the Covered Event occurred (the “Covered Period”), provided that the C&LDC or Board determine that the amount of any such Performance-based Compensation actually paid or awarded to the Covered Officer (the “Awarded Compensation”) would have been a lower amount had it been calculated based on such Covered Event and further provided that the Awarded Compensation subject to forfeiture and/or recoupment will be limited to the excess portion that the Covered Officer would not have received if the financial statements subject to the Covered Event had been accurate.

IV. C&LDC and Board Discretion
The C&LDC and the Board will have full discretion to decline to seek recovery, or to seek only partial recovery, under this Policy.  In exercising such discretion, the C&LDC and the Board may consider the following factors: (i) the likelihood of success in achieving the recovery, given the anticipated cost and management effort required; (ii) whether the Covered Officers have already paid taxes on the Awarded Compensation; (iii) the assertion of a claim for recovery may prejudice the interests of the Company, including in any related proceeding or investigation; (iv) the passage of time since the Covered Misconduct; and (v) any pending legal proceeding relating to the Covered Event.

V.  Due Process Rights
Before the C&LDC or the Board determines to seek recovery pursuant to this Policy, the Covered Officer will be provided written notice and the opportunity to be heard at a meeting of the C&LDC or the Board (which may be in-person or telephonic, as determined by the C&LDC or the Board).

VI. Manner of Repayment
If the C&LDC or the Board determines to seek a recovery pursuant to this Policy, it will make a written demand for repayment from the Covered Officer and, if the Covered Officer does not promptly tender repayment in response to such demand, and the C&LDC or Board determines that he or she is unlikely to do so, the C&LDC or Board may engage counsel and take any action it deems necessary and proper against the Covered Officer to obtain such repayment.

VII. Performance-Based Compensation
For purposes of this policy, the term “Performance-based Compensation” means all bonuses and other incentive and equity compensation awarded to a Covered Officer in each case granted or awarded by the Company on or after December 5, 2013, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective performance measured during any part of the period covered by the Covered Event. For the avoidance of doubt, Performance-based Compensation will not include time-based equity awards or severance benefits.

The C&LDC and the Board also may terminate the employment of the Covered Officer.

VIII. Administration
a.
Subject to the authority delegated to the C&LDC in this Clawback Policy, the Board retains full and final authority to make determinations under this Clawback Policy, including without limitation whether the Policy applies and if so, the amount of compensation to be repaid or forfeited by the Covered Officer. All determinations and decisions made by the Board or the C&LDC pursuant to the provisions of this Clawback Policy will be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and employees. All determinations by the Board or the C&LDC implementing the Clawback Policy will be made in its sole discretion, exercised in good faith, and as evidenced by a resolution adopted by the Board.

b.
Each award agreement or other document setting forth the terms and conditions of any Performance-based Compensation granted to a Covered Officer will include a provision incorporating the requirements of this Clawback Policy. Each Covered Officer is required to sign a Clawback Policy Acknowledgment and Agreement in a form attached hereto as Exhibit A, as may be amended from time to time by the Company in its sole determination, as a condition to receiving grants or awards of Performance-based Compensation. The remedy specified in this Clawback Policy will not be exclusive and will be in addition to every other right or remedy at law or in equity that may be available to the Company.

Reviewed and Approved by the Compensation & Leadership Development Committee: December 5, 2013

EXHIBIT A
CLAWBACK POLICY
ACKNOWLEDGEMENT AND AGREEMENT
This Clawback Policy Acknowledgment and Agreement (this “Agreement”) is entered into as of the [      ] day of [               ], 20[  ], between West Marine, Inc. (the “Company”) and [                ] (“Executive”).

Recitals:

WHEREAS, Executive is the Chief Executive Officer or Chief Financial Officer of the Company (each, a “Covered Officer”);

WHEREAS, the Company's Compensation and Leadership Development Committee (“C&LDC”) of the Board of Directors (the “Board”) maintains the Company Policy Regarding Repayment or Forfeiture of Certain Compensation by Executive Officers, as adopted on December 5, 2013 (the “Clawback Policy”); and

WHEREAS, in consideration of, and as a condition to the receipt of, future annual or short-term incentive compensation, performance-based restricted stock, other performance-based compensation, and such other compensation as may be designated by resolution of the Board or the C&LDC as being subject to the terms of the Clawback Policy (collectively, the “Covered Compensation”), Executive and the Company are entering into this Agreement.

Agreement:

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.     Executive acknowledges receipt of the Clawback Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. Executive has read and understands the Clawback Policy and has had the opportunity to ask questions to the Company regarding the Clawback Policy.

2.     Executive hereby acknowledges and agrees that the Clawback Policy will apply to any Performance-based Compensation (as defined in the Clawback Policy) granted on or after December 5, 2013, and all such Performance-based Compensation will be subject to repayment or forfeiture under the Clawback Policy.

3.     Each award agreement or other document setting forth the terms and conditions of any Performance-based Compensation granted to Executive will include a provision incorporating the requirements of the Clawback Policy and incorporate it by reference. In the event of any inconsistency between the provisions of the Clawback Policy and the applicable award agreement or other document setting forth the terms and conditions of any Performance-based Compensation, the terms of the Clawback Policy will govern.

4.     The repayment or forfeiture of Performance-based Compensation pursuant to the Clawback Policy and this Agreement will not in any way limit or affect the Company's right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Clawback Policy will not replace, and will be in addition to, any rights of the Company to recover Performance-based Compensation, or any other compensation, from its Covered Officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.

5.     Executive acknowledges that Executive's execution of this Agreement is in consideration of, and is a condition to, the receipt by Executive of grants of Performance-based Compensation from the Company on and after December 5, 2013; provided, however, that nothing in this Agreement will be deemed to obligate the Company to make any such awards to Executive.

6.      This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, will constitute one and the same Agreement.

7.    To the extent not preempted by federal law, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. No modifications, waivers or amendments of the terms of this Agreement will be effective unless in writing and signed by the parties or their respective duly authorized agents. Each of this Agreement and the Clawback Policy will survive and continue in full force in accordance its terms notwithstanding any termination of Executive's employment with the Company and its affiliates. The provisions of this Agreement will inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive, and the successors and assigns of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WEST MARINE, INC.

By:
Title:

EXECUTIVE

Signature
Name:

Reviewed and Approved by the Compensation & Leadership Development Committee: December 5, 2013

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